Exhibit 10.2

January 29, 2025

Steve Flannery

Dear Steve,

This letter serves as an amendment to the letter, dated August 27, 2024, to you from Sealed Air related to the terms of your employment (the “Offer Letter”). All other terms and conditions of the Offer Letter are unchanged and remain in full force and effect.

1.Any and all references to a repatriation date of January 31, 2025 shall be replaced with a date of July 11 2025, at which time your temporary assignment will officially end and you are expected to repatriate to Charlotte, NC. You will be required to sign an updated assignment and transfer letter that contains these terms.

2.The terms of your cash sign-on bonus shall be modified as follows:

Your one-time sign-on bonus in the gross amount of $400,000 is contingent upon your successful repatriation to the U.S. by no later than July 11, 2025. The sign-on bonus shall be payable in a single cash payment (after required tax withholdings) on the first regular payroll date following your repatriation, and no later than Aug 15, 2025. You will be required to execute a Bonus Repayment Agreement prior to receipt of the sign-on bonus which requires repayment to the Company of the full amount of the sign-on bonus within thirty (30) days after your termination date, should you voluntarily resign your position prior to the first anniversary of your repatriation.

In conjunction with the above changes, you are required to sign an Amended Assignment Repayment Agreement (“Repayment Agreement”), a copy of which has been attached for reference. The Repayment Agreement modifies (1) the repayment period from 12 months post-Assignment End Date to 24 months post-Assignment End Date and (2) the repayment amount from 50% to 100% of any Assignment-related expenses (inclusive of Federal, State, or Local/Foreign taxes paid on your behalf) that Sealed Air otherwise would not have incurred but-for the Assignment, should you voluntarily resign from your position or are terminated for Cause (as defined in the agreement).

Steve, we continue to be most enthusiastic about your leadership role at Sealed Air. Please execute this letter and related Assignment Repayment Agreement within 7 days of receipt.

<<SIGNATURE PAGE FOLLOWS>>

Sincerely,

/s/ Patrick Kivits
Patrick Kivits
Chief Executive Officer
Sealed Air Corporation

Accepted By:

/s/ Steve Flannery
Steve Flannery

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